Exhibit 99.1

Global Partners Reports Second-Quarter 2021 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--August 6, 2021--Global Partners LP (NYSE: GLP) today reported financial results for the second quarter ended June 30, 2021.

“Increased activity at our gasoline stations and convenience markets drove strong performance in our Gasoline Distribution and Station Operations (GDSO) segment in the second quarter,” said Eric Slifka, Global’s President and Chief Executive Officer. “Consistent with industry trends, retail fuel margins remained relatively healthy in the quarter despite the rising commodity price environment.

“In our Wholesale segment, the impact of the extraordinary market events and the flattening of the forward-product pricing curve that occurred in the second quarter of 2020 create a difficult comparison with the same period this year. However, the Wholesale segment’s performance in this year’s second quarter was consistent with our expectations,” Slifka said.

Financial Highlights

Net income attributable to the Partnership was $12.1 million, or $0.23 per diluted common limited partner unit, for the second quarter of 2021 compared with net income attributable to the Partnership of $76.3 million, or $2.17 per diluted common limited partner unit, for the same period of 2020.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $58.5 million in the second quarter of 2021 compared with $125.7 million in the comparable period of 2020.

Adjusted EBITDA was $58.7 million in the second quarter of 2021 versus $126.6 million in the year-earlier period.

Distributable cash flow (DCF) was $26.6 million in the second quarter of 2021 compared with $95.8 million in the same period of 2020.

Gross profit in the second quarter of 2021 was $178.0 million compared with $239.9 million in the first quarter of 2020.

Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $198.6 million in the second quarter of 2021 compared with $260.1 million in the second quarter of 2020.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and six months ended June 30, 2021 and 2020.

GDSO segment product margin was $162.4 million in the second quarter of 2021 compared with $145.6 million in the second quarter of 2020, primarily reflecting increased activity at our convenience stores and, to a lesser extent, an increase in fuel volume.

Wholesale segment product margin was $33.5 million in the second quarter of 2021 compared with $112.0 million in the second quarter of 2020, reflecting more favorable market conditions in the 2020 period resulting from a significant recovery in the supply/demand imbalance at the end of the first quarter and resultant flattening of the forward product pricing curve.

Commercial segment product margin was $2.7 million compared with $2.5 million in the second quarter of 2020.

Sales were $3.3 billion in the second quarter of 2021 compared with $1.5 billion in the same period of 2020, reflecting increases in volume and prices. Wholesale segment sales increased to $2.0 billion in the second quarter of 2021 from $0.8 billion in the year-earlier period. GDSO segment sales were $1.1 billion in the second quarter of 2021 versus $0.6 billion in the second quarter of 2020. Commercial segment sales were $135.2 million in the second quarter of 2021 compared with $66.2 million in the second quarter of 2020.

Volume in the second quarter of 2021 was 1.4 billion gallons compared with 1.2 billion gallons in the same period of 2020. Wholesale segment volume was 943.6 million gallons in the second quarter of 2021 and 862.8 million gallons in the second quarter of 2020. GDSO volume was 395.1 million gallons in the second quarter of 2021 compared with 278.6 million gallons in the second quarter of 2020. Commercial segment volume was 68.5 million gallons in the second quarter of 2021 compared with 56.8 million gallons in the year-earlier period.

Recent Developments

  In July, Global announced a quarterly cash distribution of $0.5750 per unit, or $2.30 per unit on an annualized basis, on all of its outstanding common units for the period from April 1 to June 30, 2021. The distribution will be paid August 13, 2021 to unitholders of record as of the close of business on August 9, 2021.
  In May, Global entered into an amended credit agreement that extended the maturity date from April 2022 to May 2024, reduced the applicable rate for borrowings and letters of credit, increased the working capital revolving credit facility from $770 million to $800 million, and increased the revolving credit facility from $400 million to $450 million.

Business Outlook

“Looking ahead, we remain committed to building on the strength of our terminal and retail portfolio through strategic acquisitions and organic growth initiatives ─ raze-and-rebuilds, new-to-industry locations and site enhancements ─ that enable us to deliver value, quality and hospitality for our guests,” added Slifka. “We recognize a growing change in consumer demands and fueling habits and are positioning ourselves to be a location of choice, whatever the fuel type may be. We continue to prepare select retail sites for EV infrastructure, explore other green technologies, and expand our café, Wi-Fi, and fresh food options in addition to rolling out touch-free purchase options. Our fuel terminals and gas stations remain integral to the energy needs of the regions we serve. In the near term, we remain mindful of the economic uncertainty related to COVID-19, as states and communities weigh a return to restrictions in response to the Delta variant.”

The extent to which the COVID-19 pandemic may affect our operating results remains uncertain. The COVID-19 pandemic has had, and may continue to have, material adverse consequences for general economic, financial and business conditions, and could materially and adversely affect our business, financial condition and results of operations and those of our customers, suppliers and other counterparties.

Financial Results Conference Call

Management will review the Partnership’s second-quarter 2021 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET
Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

Due to the expected high demand on our conference call provider, please plan to dial in to the call at least 20 minutes prior to the start time. The call also will be webcast live and archived on Global’s website, https://ir.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil and propane, as well as convenience store sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in our partnership agreement also determines our ability to make cash distributions on our incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in our partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historic level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. Our partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

With approximately 1,550 locations primarily in the Northeast, Global Partners is one of the region’s largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global also owns, controls or has access to one of the largest terminal networks in New England and New York, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. Global, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Global’s current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) including, without limitation, the impact and duration of the COVID-19 pandemic, uncertainty around the timing of an economic recovery in the United States which will impact the demand for the products we sell and the services that we provide, uncertainty around the impact of the COVID-19 pandemic to our counterparties and our customers and their corresponding ability to perform their obligations and/or utilize the products we sell and/or services we provide, uncertainty around the impact and duration of federal, state and municipal regulations related to the COVID-19 pandemic, and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections.

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Global undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Sales	$3,279,145	$1,469,577	$5,832,472	$4,064,670
Cost of sales	3,101,100	1,229,630	5,509,395	3,678,985
Gross profit	178,045	239,947	323,077	385,685

Costs and operating expenses:
Selling, general and administrative expenses	54,031	59,017	100,355	99,940
Operating expenses	88,169	76,714	168,697	159,267
Amortization expense	2,673	2,713	5,396	5,425
Net gain on sale and disposition of assets	(8)	(811)	(483)	(68)
Long-lived asset impairment	188	1,724	188	1,724
Total costs and operating expenses	145,053	139,357	274,153	266,288

Operating income	32,992	100,590	48,924	119,397

Interest expense	(20,320)	(21,089)	(40,679)	(42,690)

Income before income tax (expense) benefit	12,672	79,501	8,245	76,707

Income tax (expense) benefit	(533)	(3,528)	(403)	2,341

Net income	12,139	75,973	7,842	79,048

Net loss attributable to noncontrolling interest	-	289	-	490

Net income attributable to Global Partners LP	12,139	76,262	7,842	79,538

Less: General partner's interest in net income, including
incentive distribution rights	849	511	1,588	533
Less: Preferred limited partner interest in net income	3,463	1,682	5,283	3,364

Net income attributable to common limited partners	$7,827	$74,069	$971	$75,641

Basic net income per common limited partner unit (1)	$0.23	$2.19	$0.03	$2.23

Diluted net income per common limited partner unit (1)	$0.23	$2.17	$0.03	$2.21

Basic weighted average common limited partner units outstanding	33,939	33,869	33,953	33,869

Diluted weighted average limited partner units outstanding	34,290	34,204	34,295	34,248
(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest. Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$6,177	$9,714
Accounts receivable, net	349,950	227,317
Accounts receivable - affiliates	2,218	2,410
Inventories	490,952	384,432
Brokerage margin deposits	25,104	21,661
Derivative assets	5,227	16,556
Prepaid expenses and other current assets	79,320	119,340
Total current assets	958,948	781,430

Property and equipment, net	1,073,665	1,082,486
Right of use assets, net	284,482	290,506
Intangible assets, net	31,329	35,925
Goodwill	328,569	323,565
Other assets	32,826	26,588

Total assets	$2,709,819	$2,540,500

Liabilities and partners' equity
Current liabilities:
Accounts payable	$247,638	$207,873
Working capital revolving credit facility - current portion	192,900	34,400
Lease liability - current portion	67,901	75,376
Environmental liabilities - current portion	4,455	4,455
Trustee taxes payable	49,989	36,598
Accrued expenses and other current liabilities	123,438	126,774
Derivative liabilities	32,151	12,055
Total current liabilities	718,472	497,531

Working capital revolving credit facility - less current portion	150,000	150,000
Revolving credit facility	33,400	122,000
Senior notes	738,457	737,605
Long-term lease liability - less current portion	227,597	226,648
Environmental liabilities - less current portion	47,731	49,166
Financing obligations	145,573	146,535
Deferred tax liabilities	56,320	56,218
Other long-term liabilities	61,650	59,298
Total liabilities	2,179,200	2,045,001

Partners' equity	530,619	495,499

Total liabilities and partners' equity	$2,709,819	$2,540,500

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Reconciliation of gross profit to product margin
Wholesale segment: (1)
Gasoline and gasoline blendstocks	$23,516	$58,283	$39,921	$67,830
Crude oil	(3,321)	9,203	(7,848)	4,733
Other oils and related products	13,340	44,505	31,955	44,891
Total	33,535	111,991	64,028	117,454
Gasoline Distribution and Station Operations segment:
Gasoline distribution	101,303	96,770	181,555	204,000
Station operations	61,141	48,801	111,298	97,442
Total	162,444	145,571	292,853	301,442
Commercial segment (1)	2,701	2,517	6,891	7,853
Combined product margin	198,680	260,079	363,772	426,749
Depreciation allocated to cost of sales	(20,635)	(20,132)	(40,695)	(41,064)
Gross profit	$178,045	$239,947	$323,077	$385,685

Reconciliation of net income to EBITDA and Adjusted EBITDA
Net income	$12,139	$75,973	$7,842	$79,048
Net loss attributable to noncontrolling interest	-	289	-	490
Net income attributable to Global Partners LP	12,139	76,262	7,842	79,538
Depreciation and amortization	25,505	24,779	50,480	50,447
Interest expense	20,320	21,089	40,679	42,690
Income tax expense (benefit)	533	3,528	403	(2,341)
EBITDA (2)	58,497	125,658	99,404	170,334
Net gain on sale and disposition of assets	(8)	(811)	(483)	(68)
Long-lived asset impairment	188	1,724	188	1,724
Adjusted EBITDA (2)	$58,677	$126,571	$99,109	$171,990

Reconciliation of net cash provided by (used in) operating activities to EBITDA and Adjusted EBITDA
Net cash provided by (used in) operating activities	$52,425	$24,086	$(53,558)	$162,003
Net changes in operating assets and liabilities and certain non-cash items	(14,781)	76,767	111,880	(32,300)
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	-	188	-	282
Interest expense	20,320	21,089	40,679	42,690
Income tax expense (benefit)	533	3,528	403	(2,341)
EBITDA (2)	58,497	125,658	99,404	170,334
Net gain on sale and disposition of assets	(8)	(811)	(483)	(68)
Long-lived asset impairment	188	1,724	188	1,724
Adjusted EBITDA (2)	$58,677	$126,571	$99,109	$171,990

Reconciliation of net income to distributable cash flow
Net income	$12,139	$75,973	$7,842	$79,048
Net loss attributable to noncontrolling interest	-	289	-	490
Net income attributable to Global Partners LP	12,139	76,262	7,842	79,538
Depreciation and amortization	25,505	24,779	50,480	50,447
Amortization of deferred financing fees	1,255	1,306	2,599	2,567
Amortization of routine bank refinancing fees	(1,013)	(985)	(2,050)	(1,925)
Maintenance capital expenditures	(11,263)	(5,546)	(18,294)	(12,826)
Distributable cash flow (2)(3)(4)	26,623	95,816	40,577	117,801
Distributions to preferred unitholders (5)	(3,463)	(1,682)	(5,283)	(3,364)
Distributable cash flow after distributions to preferred unitholders	$23,160	$94,134	$35,294	$114,437

Reconciliation of net cash (used in) provided by operating activities to distributable cash flow
Net cash provided by (used in) operating activities	$52,425	$24,086	$(53,558)	$162,003
Net changes in operating assets and liabilities and certain non-cash items	(14,781)	76,767	111,880	(32,300)
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	-	188	-	282
Amortization of deferred financing fees	1,255	1,306	2,599	2,567
Amortization of routine bank refinancing fees	(1,013)	(985)	(2,050)	(1,925)
Maintenance capital expenditures	(11,263)	(5,546)	(18,294)	(12,826)
Distributable cash flow (2)(3)(4)	26,623	95,816	40,577	117,801
Distributions to preferred unitholders (5)	(3,463)	(1,682)	(5,283)	(3,364)
Distributable cash flow after distributions to preferred unitholders	$23,160	$94,134	$35,294	$114,437
(1)	Segment reporting results for the three and six months ended June 30, 2020 have been reclassified between the Wholesale and Commercial segments to conform to the Partnership's current presentation.
(2)	EBITDA, Adjusted EBITDA and distributable cash flow for each of the three and six months ended June 30, 2021 include a $6.6 million expense for compensation and benefits resulting from the passing of the Partnership's general counsel in May of 2021. The expense relates to contractual commitments including the acceleration of grants previously awarded as well as a discretionary award in recognition of service.
(3)	As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.
(4)	Distributable cash flow for the six months ended June 30, 2020 includes a $6.3 million income tax benefit related to the CARES Act net operating loss carryback provisions.
(5)	Distributions to preferred unitholders represent the distributions payable to the Series A preferred unitholders and the Series B preferred unitholders earned during the period. Distributions on the Series A preferred units and the Series B preferred units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Contacts

Daphne H. Foster
Chief Financial Officer
Global Partners LP
(781) 894-8800

Sean T. Geary
Acting General Counsel and Vice President – Mergers & Acquisitions
Global Partners LP
(781) 894-8800